Exhibit 99.1

GigOptix, Inc. Announces Acquisition of ChipX, Incorporated: Acquisition is expected to Double Company’s Revenue, While Expanding Product Offering

Palo Alto, CA (November 10, 2009) GigOptix, Inc. (OTCBB: GGOX), a leading high speed analog semiconductor manufacturer specializing in electronic engines for the optically connected digital world, today announced that the company has signed a definitive agreement, and completed the acquisition of ChipX, Incorporated, a privately-held fabless supplier of analog and mixed signal custom Application Specific Integrated Circuits (ASICs) on November 9, 2009.

It is anticipated that on a consolidated pro-forma, non-GAAP basis, the company, with locations in the U.S., Switzerland and Israel, will have had combined revenues for the first nine months of 2009 of more than $25M. GigOptix and its subsidiaries will also have a work force of approximately 95 employees, down from 115 pre-merger, of which around 40% are in research and development, and approximately 15% are in sales and marketing. As demonstrated in its previous three acquisitions, the company believes it will achieve significant financial efficiencies after consolidation. Prior to the acquisition, GigOptix employees delivered approximately $230K annual revenue per employee, which the company plans to improve to over $300K annual revenue per employee in 2010.

“I am delighted with the strategic match we have found in ChipX which continues our vision of bringing complementary technologies together to increase value for our customers so that we can accelerate our growth engine and continue to enrich the features we offer while reducing the cost to our customers,” stated Dr. Avi Katz, Chairman of the Board of Directors and Chief Executive Officer of GigOptix. “ChipX brings a loyal portfolio of tier one customers who use the first class design services and IP of ChipX to create their own truly differentiated custom products. Similarly, we will bring our own IP together with that of ChipX to bring new standard products to market faster, and at a lower investment by leveraging their excellent design capability. This acquisition fits into our continuous rollup and consolidation growth strategy and will support continuous improvement of all our financial and business metrics. I am excited to welcome the new team and look forward to working together to continue to deliver excellent results for our shareholders.”

This acquisition is expected to bring a number of benefits to GigOptix’ current and future customers and investors, including:

a.	A solid revenue stream from more than 60 active customers, over 100 custom mixed signal ASIC products in production and 5 products currently in development.

b.	Strong customer relationships due to the level of engagement required during the joint development of custom ASICs. These are particularly focused in the vertical markets of Defense & Aerospace, Industrial, Communications, Medical and Test & Measurement, where GigOptix can offer complimentary products for cross selling opportunities.

c.	A rich portfolio of intellectual property and complementary skills that will enable GigOptix to develop new products to expand its offering to the optically connected market. The alternative of GigOptix organically developing and building such a rich portfolio of approximately 70 silicon proven IP cores would take several years and millions of dollars to achieve.

d.	Increased presence in the Defense and Instrumentation market, which is supported by ChipX’s ITAR certification and the addition of ChipX’s subsidiary in Haifa, Israel, which is ideally located to facilitate support expansion of GigOptix’ product sales to the defense market there and around the world.

e.	As a fabless high volume silicon integrated circuit supplier, ChipX brings strong relationships with leading semiconductor foundries and sub-contractors and increased purchasing power which may be leveraged by GigOptix to further improve operating margins and enhance supply chain accessibility.

f.	Continuing the aggressive rollup of entities that have invested millions of dollars in developing sophisticated technology and products for a fraction of their investment, to support GigOptix’ cost effective technology and product arsenal build-up.

“ChipX is a long time valued supplier to National Instruments and we look forward to continuing this collaboration with GigOptix,” stated Keith Odom, Research and Development Fellow at National Instruments (NASDAQ: NATI). “ChipX has a long track record of providing NI flexible, complex and cost-effective solutions such as mixed-signal ASICs for our USB 2.0 data acquisition products including NI CompactDAQ and advanced NI-STC3 PCI Express, timing and synchronization technology for our NI X Series DAQ devices. The joining of GigOptix and ChipX strengthens and broadens ChipX’s high-speed analog offering, another critical component for NI Multifunction DAQ and modular instruments. ChipX was honored with an NI 2009 Global Supplier Award after demonstrating commitment and results that set them apart from the rest of the industry and we look forward to continuing this high standard of innovation with GigOptix.”

With the acquisition, GigOptix brings high volume silicon design expertise into the company to complement its design excellence in the more specialist semiconductor technologies of III-V, Silicon germanium and of course its unique expertise in Electro-Optic (EO) polymer technology. This will support its strategic move into higher levels of integration of analog and mixed signal system-on-chip products, such as Clock Data Recovery (CDR) and Serializer/De-Serializers (SERDES). Similar to the acquisition of Helix Semiconductors in January 2008, the acquisition supports GigOptix’ plan to efficiently expand its product portfolio into high volume optically connected markets such as consumer electronics, data centers, high performance computing as well as significantly reducing the time and cost of developing new products, customer relationships and vertical markets. The transaction also delivers increased scale with an existing revenue stream from complementary product sales.

“This is a welcome and exciting move for the ChipX team,” commented Ophir Nadir Vice President of Engineering at ChipX. “The combination of standard products and custom ASICs is an effective model in many successful semiconductor companies due to the ability to leverage the valuable customer channel and investment in IP across a larger number of products. It makes sense to add new intellectual properties to the custom ASIC tool kit from the GigOptix product base. ChipX has a healthy pipeline of new customer designs ongoing and expects to see growth in ASIC sales in 2010. The ChipX team is eager to work with everyone in the GigOptix corporate family to create additional new growth opportunities with this synergistic merger.”

While GigOptix has installed an efficient financial operating model, GigOptix anticipates that the scaled up company will be even better positioned financially to mitigate the infrastructure cost of being a publicly traded small cap company. Both companies’ headquarters are located in Silicon Valley, and, to bring organization and financial benefits, will be quickly consolidated into one location at the current GigOptix headquarters in Palo Alto, as the current lease of ChipX in Santa Clara, California expires in two months. It is expected that costs synergies will contribute to improving the bottom line as soon as the first quarter of 2010.

The terms of the deal provide for the ChipX investors to receive approximately 3.5 million common shares, representing approximately 26% of the fully diluted share count of GigOptix. As well as the operational benefits, the acquisition is anticipated to have the significant effect of broadening the ownership of the GigOptix common stock with the addition of new strategic and institutional investors. In parallel with closing the acquisition, the company has entered into a new commercial banking relationship with Bridge Bank, N.A. (NASDAQ: BBNK), a full service professional business bank based in San Jose, California, which will include a $4 million asset-based line of credit.

Dr. Avi Katz will continue as Chief Executive Officer and Chairman of the Board. The current GigOptix Management Team will continue to lead the combined company, and the new ChipX (CX) Product Line will be jointly managed, ad-interim, by Ophir Nadir, Vice President Engineering of CX Product Line and Elie Massabki, Vice President Sales & Marketing of CX Product Line. Both Mr. Nadir and Mr. Massabki were formerly executive members of ChipX. The transaction was approved by the board of directors of both companies and became effective on November 9, 2009. For more information about the acquisition, GigOptix will be hosting a webcast and conference call as part of the company’s 3rd quarter earnings release call, time and date information is as follows:

Conference Call

GigOptix will host a webcast and conference call on Thursday, November 12, 2009 at 4:30 p.m. Eastern Standard Time (1:30 p.m. PST).

Conference call and the live audio web cast details:

(Please call approximately ten minutes prior to the scheduled start of the call)

Toll-free: 800-901-5217

International: 617-786-2964

Pass code: 64899572

Live Audio web cast and PowerPoint presentation will be available at: www.GigOptix.com.

Telephone replay will be available until November 18, 2009 at 7:30 p.m. Eastern Standard Time (4:30 p.m. PST)

Toll-free: 888-286-8010

International callers: 617-801-6888

Pass code: 71084146

Web cast will be archived on the Company’s website with PowerPoint presentation at www.GigOptix.com.

About GigOptix, Inc.

GigOptix, Inc. is a leading fabless supplier of high speed analog components which enable the continuous expansion of bandwidth needed to support the ever increasing volume of data being generated in long and short reach optical networks, datacenters, consumer electronics, military and avionic communications. GigOptix products include the electronic engines that drive the optically connected digital world such as polymer electro-optic modulators, modulator drivers, laser drivers and TIAs for telecom, datacom, and consumer optical interconnects, covering serial and parallel communication technologies from 1Gb/s to 120Gb/s. Their ultra-broadband power amplifiers, high speed limiters and phase delays address the needs of phased array radar, power amplifier assemblies, satellite communications and test and measurement equipment. For more information, please visit www.GigOptix.com.

About ChipX, Incorporated

ChipX, Incorporated is a Mixed-Signal ASIC company with the broadest offering of value-added ASIC solutions, including Standard Cell, Structured ASIC and Hybrid ASIC technology. ChipX has unique expertise in PCI Express, USB 2.0, DDR/DDR2 and data conversion mixed-signal cores; all are silicon proven and certified and they can be integrated in customers’ ASICs with a record first-time to market success. ChipX products are widely used in industrial applications, medical equipment and military/aerospace systems. Headquartered in Santa Clara, CA, ChipX is a privately held corporation, with a Research and Development subsidiary in Israel. Investors include Elron Electronic Industries, Ltd. (NASDAQ: ELRN), Wasserstein Venture Capital, UMC and Needham Capital Partners.

About Bridge Bank, N.A.

Bridge Bank, N.A. (NASDAQ: BBNK), is Silicon Valley’s full-service professional business bank. The Bank is dedicated to meeting the financial needs of small, middle-market, and emerging technology businesses. Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. Visit Bridge Bank on the web at www.bridgebank.com.

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Forward Looking Statements

Statements made in this release, other than statements of historical fact, are forward-looking statements, including any statement that refers to expectations, projections or other characterizations of future events or circumstances and those which can be identified by the use of forward-looking terminology such as “expects,” “plans,” “may,” “should,” or “anticipates” and other similar expressions. Forward-looking statements are subject to a number of known and unknown risks, which might cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include the impact of the ChipX acquisition with respect to increased longevity of product revenue, reduction in time and costs to develop new products, the ability to cross-sell to new clients, the success of product sales in new markets, the amount of cost savings, the improvement on the bottom line during the first quarter of 2010, the ability to integrate the team, the new management and the new directors, physical consolidation into one location, the establishment of the banking relationship with Bridge Bank, including the accounts receivable credit line, and those risks and uncertainties described in GigOptix’s periodic reports filed with the SEC, and in news releases and other communications. GigOptix disclaims any intention or duty to update any forward-looking statements made in this release.

Contact:

Media:

GigOptix Inc.

Parker Martineau, 650-424-1937 x102

Corporate Communications Manager

pr@gigoptix.com

Investor Relations:

Alliance Advisors, LLC

Alan Sheinwald, 914-669-0222

President

asheinwald@allianceadvisors.net